SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 8, 2016

Commission File Number 0-20734

e.Digital Corporation (Exact name of registrant as specified in its charter)
Delaware (State or other jurisdiction of incorporation or organization)		33-0591385 (I.R.S. Employer Identification No.)
16870 W. Bernardo Drive, Suite 120 San Diego, California 92127 (Address of Principal Executive Offices) (Zip Code)

(858) 304-3016

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[   ]    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ]     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ]     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[   ]     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Agreement for Legal Services

On September 8, 2016 e.Digital Corporation (the “Company”) entered into a Retainer Agreement for legal services and contingent fee arrangement (“Agreement”) with Handal & Associates, Inc. (“Handal”), which supersedes and replaces all previous agreements for legal services by Handal. Refer to Item 1.02 herein. The new Agreement, effective as of September 1, 2016, provides that Handal will be the Company’s legal counsel in connection with licensing and prosecuting claims of infringement of the Company’s Nunchi® Patent Portfolio.

Handal has agreed to represent the Company in connection with claims against third parties that may infringe on e.Digital’s Nunchi Patent Portfolio, on a partial contingent fee basis. The Company will pay a monthly retainer fee of $22,500 so long as Handal is simultaneously litigating ten or fewer cases. Parties agree to meet and discuss an increase in the amount of the monthly retainer should the number of cases exceed ten. Monthly retainers paid are creditable against future contingency recoveries. The Company has agreed to reimburse Handal for pre-approved expenditures advanced on behalf of the Company and to pay Handal a fee of 40% of any net license fee or settlement, as defined in the Agreement, related to the Nunchi Patent Portfolio.

A copy of the Agreement is filed herewith as Exhibit 99.1 and is incorporated herein by reference. The summary of the transaction set forth above does not purport to be complete and is qualified in its entirety by reference to such exhibit.

Item 1.02 Termination of a Material Definitive Agreement.

Termination of Agreement for Legal Services

The agreement for legal services between the Company and Handal entered into on September 14, 2012 is superseded and replaced by the Agreement. Refer to item 1.01 herein.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits:

Exhibit No.	Description
99.1	Retainer Agreement dated September 8, 2016 between the Company and Handal & Associates, Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 12, 2016	EDIGITAL CORPORATION

By: /s/ ALFRED H. FALK
Alfred H. Falk, President and Chief Executive Officer
(Principal Executive Officer and duly authorized to sign
on behalf of registrant)